Exhibit 10.10

NUTANIX, INC.

2016 EQUITY INCENTIVE PLAN

GLOBAL RESTRICTED STOCK UNIT AGREEMENT
(FOR FISCAL YEAR 2024 Performance-Based Restricted Stock Units)

Unless otherwise defined herein, the terms defined in the Nutanix, Inc. 2016 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Global Restricted Stock Unit Agreement, including the Notice of Restricted Stock Unit Grant (the “Notice of Grant”), the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, and the Country-Specific Terms and Conditions, attached hereto as Exhibit B (collectively this “Award Agreement”).

NOTICE OF RESTRICTED STOCK UNIT GRANT

Participant: _________________________________

Participant has been granted the right to receive an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number _________________________________

Date of Grant _________________________________

Target Restricted Stock Units _________________________________

Vesting Schedule:

The Restricted Stock Units will vest in accordance with the Performance Condition Appendix attached hereto.

In the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the Restricted Stock Units, the Restricted Stock Units and Participant’s right to acquire any shares of Class A common stock (“Shares”) hereunder will immediately terminate.

For purposes of this Award, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to Nutanix, Inc. (the “Company”) or any Parent or Subsidiary of the Company (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment or service agreement, if any). Unless explicitly required by applicable legislation, such date will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment or service agreement, if any). Unless otherwise expressly provided in the Plan or the Award Agreement or determined by the Company, Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and Participant will not earn, or be entitled to earn, any pro-rated vesting for that portion of time before the date on which the Participant ‘s right to vest terminates, nor will Participant be entitled to any compensation for lost vesting.

Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and this Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated above.

Participant is required to accept this Award electronically by accessing the E*Trade Financial Services, Inc. (“E*Trade”) website at WWW.ETRADE.COM. By clicking on the “Accept” button on the e*trade website, Participant accepts this Award and agrees to be bound by the terms of this AWARD Agreement (including Exhibits A AND B hereto) and the Plan. Participant further acknowledges that such electronic acceptance of this AWARD Agreement shall have the same binding effect as a written or hard copy signature.

PERFORMANCE CONDITION APPENDIX

1.
Eligibility

The number of Restricted Stock Units (“RSUs”) set forth in the Notice of Grant that will be eligible to vest and to be released to Participant (1) may be more or less than the Target Restricted Stock Units set forth in the Notice of Grant but (2) may not exceed 200% of the Target Restricted Stock Units set forth in the Notice of Grant.

2.
TSR Terms and Conditions

The RSUs will be eligible to vest and to be released to Participant in up to 3 installments based on the Total Shareholder Return (“TSR”) of the Company during the following performance periods (each, a “Performance Period”):

(i) August 1, 2023 to July 31, 2024 (“Performance Period One”);

(ii) August 1, 2023 to July 31, 2025 (“Performance Period Two”); and

(iii) August 1, 2023 to July 31, 2026 (“Performance Period Three”).

Up to 1/3 of the RSUs will be eligible to vest as a result of performance for each of Performance Period One and Performance Period Two. Achievement shall be capped at 100% Achievement Percentage (as defined below) for Performance Period One and Performance Period Two.

100% of the RSUs (as may be increased as a result of any Achievement Percentage in excess of target) will be eligible to vest with respect to Performance Period Three, less any RSUs that already vested in Performance Period One and Performance Period Two.

3.
Process for Determining Achievement in Each Performance Period. The following process will be implemented to determine the Achievement Percentage during each Performance Period.

Relative TSR. Except as provided under “Change in Control” below, the number of RSUs (if any) that will be eligible to vest will be determined based on the TSR of the Company (the “Company TSR”) during each Performance Period relative to the TSRs of the Indexed Companies (each, an “Indexed Company TSR”) during the applicable Performance Period, determined as follows:

Step 1: Calculate the beginning price with respect to the Company and each Indexed Company by determining the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the trading days falling during the two (2) calendar months ending with the last calendar day before the beginning of the applicable Performance Period (each, a “Beginning Price”). For illustrative purposes, the Beginning Price for Performance Period One will be the average of the closing market prices for the trading days on and between June 1, 2023 and July 31, 2023. For the purpose of determining a Beginning Price, the value of dividends and other distributions (the ex-dividend date for which occurs during the 2 calendar month measurement period) will be determined by treating them as reinvested in additional shares of stock at the closing market price on the ex-dividend date.

Step 2: Calculate the ending price with respect to the Company and each Indexed Company by determining the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the trading days falling during the two (2) calendar months ending with the last calendar day of the Performance Period (each, an “Ending Price”). For illustrative purposes, the Ending Price for Performance Period One will be the average of the closing market prices for the trading days on and between June 1, 2024 and July 31, 2024. For the purpose of determining an Ending Price, the value of dividends and other distributions (the ex-dividend date for which occurs during the Performance Period) will be determined by treating them as reinvested in additional shares of stock at the closing market price on the ex-dividend date.

Step 3: Calculate the Company TSR and each Indexed Company TSR by applying the following formula: (Ending Price/Beginning Price)-1. The Company TSR and each Indexed Company TSR will each be expressed as a percent of increase (i.e., a positive percent) or decrease (i.e., a negative percent) without rounding.

Step 4: Rank the Company TSR and the Indexed Company TSRs from highest (highest positive percentage) to lowest (highest negative percentage).

Step 5: Based on the percentile ranking of the Company TSR relative to the Indexed Company TSRs under Step 4, the number of RSUs that will become Eligible RSUs for the Performance Period (if any) will be the product of (x) the Achievement Percentage (as defined below) multiplied by (y) the applicable RSUs eligible to vest during the applicable Performance Period, with the number of resulting Shares rounded up to the nearest whole Share. Achievement shall be capped at 100% Achievement Percentage for Performance Period One and Performance Period Two.

With respect to the calculations under either Performance Period Three and/or the Change in Control Performance Period (as defined below), the number of RSUs that will become Eligible RSUs (if any), as provided above, will be reduced by RSUs that already vested in Performance Period One and Performance Period Two. Further, no RSUs that had already vested and settled in either a fully completed Performance Period One or Performance Period Two would be impacted or subject to forfeiture as a result of achievement in Performance Period Three and/or the Change in Control Performance Period.

The “Achievement Percentage” for a Performance Period is the percentage achievement of the targeted Company TSR performance relative to the TSRs of the Indexed Companies for such Performance Period, and is determined based on the percentile rank of Company TSR relative to the TSRs of the Indexed Companies as follows, subject to Section 4 below:

Percentile Rank	Achievement Percentage
Threshold: 25th Percentile	50%
Target: 50th Percentile	100%
Maximum: 75th Percentile	200%

If the Company TSR ranks among the Indexed Company TSRs at a percentile that falls between the percentile thresholds set forth above, the Achievement Percentage will be (i) determined based on a linear interpolation between the corresponding Achievement Percentages for such thresholds and (ii) expressed as a percentage (with the percentage rounded to 4 decimals). For the avoidance of doubt, there shall be 0% Achievement Percentage for a Percentile Rank below the 25th Percentile (without rounding).

For purposes of performing the calculations in Steps 1 through 5, the Administrator will be permitted to rely on a tracker established by Infinite Equity, or another 3rd party firm specialized in tracking the Company TSR and each Indexed Company TSR (the “Tracker”) and any result calculated by the Tracker and used by the Administrator for purposes of this Award will be deemed to be correct and final for all purposes. The Administrator’s determination as to the number of the RSUs that become Eligible RSUs will be deemed to be final and binding on Participant and will be given the maximum deference permitted by Applicable Laws.

Change in Control. Notwithstanding the foregoing paragraph, if Participant remains a Service Provider through immediately prior to a Change in Control occurring before the last day of Performance Period Three, the number of RSUs that will become Eligible RSUs (if any) will be calculated applying Steps 1 through 5, except as follows:

(a)
Rather than being determined based on the Company TSR relative to the Indexed Company TSRs during the Performance Period, the number of Eligible RSUs (if any) will instead be determined based on the Company TSR during the period beginning on August 1, 2023 and ending on the date the Change in Control occurs (the “Change in Control Performance Period”) relative to the Indexed Company TSRs during the Change in Control Performance Period, and any references to the “Performance Period” under the “Relative TSR” section will refer to the “Change in Control Performance Period.”
(b)
The Ending Price for purposes of calculating Company TSR during the Change in Control Performance Period will equal the price payable for a Share in connection with the Change in Control, with the final determination of the amount so payable determined by the Administrator. If all (or a portion) of the price payable for a Share in connection with the Change in Control is stock of the acquiror, such stock will be valued in the same manner as the Ending Price was determined, except using the a acquiror closing market prices rather than the Company closing market prices.
(c)
The Ending Prices for each share of an Indexed Company will be the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for two (2) calendar months ending on the last day of the Change in Control Performance Period.
(d)
Immediately prior to the Change in Control, the Administrator will certify in writing the Company TSR percentile rank relative to the Indexed Company TSRs and the number of Eligible RSUs.

(e)
Notwithstanding Section 5 below, the number of Eligible RSUs that will vest and be settled upon the Change in Control equals the total Eligible RSUs for the Change in Control Performance Period pro-rated for the portion of Performance Period Three that has been completed through the effective date of the Change in Control, less any RSUs that vested (if at all) during Performance Period One and Performance Period Two. For example, if a Change of Control were to take effect on August 1, 2025, the number of Eligible RSUs that will vest and be settled upon the Change in Control equals 67% of the total Eligible RSUs for the Change in Control Performance Period, less any RSUs that vested (if at all) during Performance Period One and Performance Period Two.
(f)
Any remaining unvested Eligible RSUs will be subject to time-based vesting and will vest and be released to Participant on the Vesting Date, subject to Participant continuing to be a Service Provider through such Vesting Date.
(g)
For the avoidance of doubt, any existing double-trigger vesting acceleration provisions that apply to time-vested equity, whether under the Company’s Change of Control and Severance Policy or another separate agreement, for Participant will apply to those Eligible RSUs subject to time-based vesting following a Change in Control.
4.
Maximum Value Cap with Respect to Performance Period Three or the Change in Control Performance Period

The following limitation shall apply with respect to Performance Period Three or the Change in Control Performance Period (in the applicable case, the “Designated Performance Period”) if the product of (x) the Achievement Percentage for the Designated Performance Period multiplied by (y) the Ending Price for the Designated Performance Period exceeds $144.40. In this situation, the Achievement Percentage for the Designated Performance Period will be reduced so that the product of (x) the Achievement Percentage for the Designated Performance Period multiplied by (y) the Ending Price for the Designated Performance Period equals $144.40. For the avoidance of doubt, the RSUs that would otherwise become Eligible RSUs under this paragraph will be reduced by RSUs that already vested (if any) during Performance Period One and Performance Period Two.

5.
Vesting and Release

Once the Administrator has determined the Achievement Percentage for a Performance Period, 100% of Participant’s Eligible RSUs with respect to such Company TSRs for the Performance Period will vest and be released to Participant on the Vesting Date for that Performance Period, subject to Participant continuing to be a Service Provider through such Vesting Date.

6.
Authority of the Administrator

The determination of the Achievement Percentage for any Performance Period, in each case, will be made solely by the Administrator. In making its determination, the Administrator may take into account any factors that it deems applicable. The determination, decision or action of the Administrator with respect to this Award will be final, conclusive, and binding upon Participant, and will be given the maximum possible deference permitted by law.

7.
Definitions

For purposes of the above, the following terms shall have the following meanings:

“Eligible RSUs” shall mean, with respect to a Performance Period, the number, if any, of RSUs that will be eligible to vest and to be released to Participant for such Performance Period, calculated in accordance with the applicable table above, rounded downward to the nearest whole number.

“Index” means the NASDAQ Composite Index (which, as of the date of this Award Agreement, is represented by the symbol (“^IXIC”)) or any successor index thereto.

“Indexed Companies” means the companies in the Index as of the beginning of the Performance Period, excluding the Company and any companies that cease trading during the Performance Period as a result of being acquired. For the avoidance of doubt, if a company that is in the Index as of the beginning of a Performance Period makes an acquisition, is removed from the index, or goes in to bankruptcy, such company shall not be excluded as an Indexed Company for that Performance Period due to such changes.

“Vesting Date” shall mean: (x) September 15, 2024, with respect to Performance Period One; (y) September 15, 2025, with respect to Performance Period Two; and (z) September 15, 2026, with respect to Performance Period Three or the Change in Control Performance Period.

Exhibit 10.10

EXHIBIT A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT

1.
Grant. The Company hereby grants to the individual named in the Notice of Grant (the “Participant”) under the Plan an Award of Restricted Stock Units, subject to all of the terms and conditions in this Award Agreement and the Plan, which are incorporated herein by reference. Subject to Section 19(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.
2.
Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Sections 3 or 4 of this Award Agreement, Participant will have no right to payment of any such Restricted Stock Units. Prior to the actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any Restricted Stock Units that vest in accordance with Sections 3 or 4 of this Award Agreement will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any Tax-Related Items as set forth in Section 7 of this Award Agreement. Subject to the provisions of Section 4 of this Award Agreement, such vested Restricted Stock Units shall be paid in whole Shares as soon as practicable after vesting, but in each such case within the period of sixty (60) days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of the payment of any Restricted Stock Units payable under this Award Agreement.
3.
Vesting Schedule. Except as provided in Section 4 of this Award Agreement, and subject to Section 5 of this Award Agreement, the Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in accordance with any of the provisions of this Award Agreement unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.
4.
Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator. For U.S. taxpayers, the payment of Shares vesting pursuant to this Section 4 shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A.

Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death. It is the intent of this Award Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any final U.S. Treasury Regulations and U.S. Internal Revenue Service guidance thereunder, as each may be amended from time to time.

5.
Forfeiture upon Termination of Status as a Service Provider. Notwithstanding any contrary provision of this Award Agreement, the balance of the Restricted Stock Units that have not vested as of the time of Participant’s termination as a Service Provider for any or no reason and Participant’s right to acquire any Shares hereunder will immediately terminate.
6.
Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, if so allowed by the Administrator in its sole discretion, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer. Notwithstanding the foregoing, if Participant is employed outside the United States, Participant is not permitted to designate a beneficiary under this Award Agreement.
7.
Tax Obligations.
(a)
General. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”) the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy all Tax-Related Items by withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer or withholding from proceeds of the sale of Shares acquired upon vesting of the Restricted Stock Units, either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization) without further consent from Participant.

(b)
Default Method of Tax Withholding. If permissible under applicable local law, the minimum federal, state, and local and foreign income, social insurance, payroll, employment and any other applicable taxes which the Employer determines must be withheld with respect to this Award (“Tax Withholding Obligation”) will be satisfied by Shares being sold on Participant’s behalf at the prevailing market price pursuant to such procedures as the Company may specify from time to time, including through a broker-assisted arrangement (it being understood that the Shares to be sold must have vested pursuant to the terms of this Award Agreement and the Plan). In addition to Shares sold to satisfy the Tax Withholding Obligation, additional Shares will be sold to satisfy any associated broker or other fees. The proceeds from the sale will be used to satisfy Participant’s Tax Withholding Obligation arising with respect to this Award and any associated broker or other fees. Only whole Shares will be sold. Any proceeds from the sale of Shares in excess of the Tax Withholding Obligation and any associated broker or other fees will be paid to Participant in accordance with procedures the Company may specify from time to time. By accepting this Award, Participant expressly consents to the sale of Shares to cover the Tax Withholding Obligation and any associated broker or other fees and agrees that Participant may not satisfy them by any means other than such sale of Shares, unless required to do so by the Administrator or pursuant to the Administrator’s express written consent.

(c)
Administrator Discretion. If the Administrator determines that Participant cannot satisfy Participant’s Tax Withholding Obligation through the default procedure described in Section 7(b), it may permit Participant to satisfy Participant’s Tax Withholding Obligation by (i) delivering to the Company Shares that Participant owns and that have vested with a fair market value equal to the amount required to be withheld, (ii) having the Company withhold otherwise deliverable Shares having a value equal to the minimum amount statutorily required to be withheld, (iii) payment by Participant in cash, or (iv) such other means as the Administrator deems appropriate.

(d)
Executive Officers and Directors. Notwithstanding anything herein to the contrary, if Participant is an “executive officer” within the meaning of Rule 16(a)(1)(f) under the Exchange Act or a Director, then the Tax Withholding Obligation will be satisfied by the Company by having the Company withhold otherwise deliverable Shares having a value equal to the minimum amount statutorily required to be withheld.

(e)
Company’s Obligation to Deliver Shares. For clarification purposes, in no event will the Company issue Participant any Shares unless and until arrangements satisfactory to the Administrator have been made for the payment of Participant’s Tax Withholding Obligation. If Participant fails to do so by the time they become due, Participant will permanently forfeit Participant’s Restricted Stock Units to which Participant’s Tax Withholding Obligation relates, as well as any right to receive Shares otherwise issuable pursuant to those Restricted Stock Units.
8.
Nature of Grant. In accepting the award, Participant acknowledges, understands and agrees that:
(a)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)
the Award of Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been awarded in the past;
(c)
all decisions with respect to future Restricted Stock Units or other awards, if any, will be at the sole discretion of the Company;
(d)
Participant is voluntarily participating in the Plan;
(e)
the Award of Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not intended to replace any pension rights or compensation provided by the Employer or required under applicable law;
(f)
the Award of Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;
(g)
the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(h)
unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock;
(i)
unless otherwise agreed with the Company, in writing, the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Subsidiary of the Company;
(j)
the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or Participant’s acquisition or sale of Shares. Participant should consult with his or her personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan;
(k)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of Participant as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment or service agreement, if any); and
(l)
neither the Company, the Employer nor any Parent or Subsidiary of the Company shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.
9.
Data Privacy.
(a)
Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other grant materials (“Data”) by and among, as applicable, the Employer, the Company and any Parent or Subsidiary of the Company, for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
(b)
Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan.
(c)
Participant understands that Data will be transferred to E*Trade Financial Services, Inc. or such other stock plan service provider as may be selected by the Company from time to time (the “Designated Broker”), which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative.
(d)
Participant authorizes the Company, the Designated Broker and any possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.
(e)
Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Restricted Stock Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.
10.
Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and the receipt of dividends and distributions on such Shares.
11.
No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY OR THE EMPLOYER, AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF RESTRICTED STOCK UNITS OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD,

FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY OR THE EMPLOYER TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.
12.
Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at Nutanix, Inc., 1740 Technology Drive, Suite 150, San Jose, CA 95110, USA or at such other address as the Company may hereafter designate in writing.
13.
Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and may not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
14.
Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
15.
Additional Conditions to Issuance of Shares. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or foreign law, the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate any state, federal or foreign securities or exchange laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company has sole discretion in its efforts to meet the requirements of any such local, state, federal or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange.
16.
Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

17.
Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.
18.
Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
19.
Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
20.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant understands and agrees that Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
21.
Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable for any legal or administrative reasons, in its sole discretion and without the consent of Participant, including but not limited to the compliance with Section 409A.
22.
Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
23.
Governing Law and Venue. This Award Agreement will be governed by the laws of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where the Award of Restricted Stock Units is made and/or to be performed.

24.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
25.
Language. By accepting this Award, Participant acknowledges that he or she is sufficiently proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms and conditions of this Award Agreement. Further, if Participant has received this Award Agreement, or any other document related to this Award of Restricted Stock Units and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
26.
Insider Trading Restrictions and Market Abuse Laws. Depending on Participant’s country, the country of the broker or the country in which Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States, Participant’s country or the designated broker’s country, which may affect his or her ability to accept, acquire, sell or attempt to sell or otherwise dispose of Shares, rights to Shares (e.g., Restricted Stock Units) or rights linked to the value of the Shares under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before he or she possessed inside information. Furthermore, Participant could be prohibited from (i) disclosing insider information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and that Participant should speak to his or her personal advisor on this matter.
27.
Exchange Control, Foreign Asset/Account and/or Tax Reporting. Participant’s country may have certain exchange control and/or foreign asset/account reporting requirements which may affect Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any sale proceeds resulting from the sale of Shares) in a brokerage or bank account outside of Participant’s country. Participant may be required to report such accounts, assets or transactions to the tax or other authorities in Participant’s country. Participant also may be required to repatriate cash received from participating in the Plan to Participant’s country through a designated bank or broker and/or within a certain period of time after receipt. Participant acknowledges that it is Participant’s responsibility to comply with any applicable regulations, and that Participant should speak to a personal legal or tax advisor on this matter.
28.
Country-Specific Terms and Conditions. Notwithstanding any provisions in this Award Agreement, this Award of Restricted Stock Units shall be subject to the Country-Specific Terms and Conditions for Participant’s country attached to this Award Agreement as Exhibit B. Moreover, if Participant relocates to one of the countries included therein, the terms and conditions for such country will apply to Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country-Specific Terms and Conditions constitute part of this Award Agreement.
29.
Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other participant.

EXHIBIT B

COUNTRY-SPECIFIC

TERMS AND CONDITIONS

[separately attached]

B-1